Exhibit 99.1

      Crimson Exploration Provides Update on Madisonville-Rodessa Project

    HOUSTON--(BUSINESS WIRE)--Oct. 11, 2006--Crimson Exploration Inc. (OTCBB:CXPO) today announced that it has reached total depth on its Johnston #2 well in its Madisonville Field in Madison County, Texas. The well was drilled to a total depth of 12,635 feet and encountered the Rodessa Formation within the productive limits of the reservoir. Within the next two weeks, the rig will be moving to the Fuhlberg #1 location approximately one mile southeast of the Johnston #2, also targeting the Rodessa. Final results on both the Johnston and Fuhlberg wells in this competitive reservoir will be released when completion and testing is finalized, which is expected to be by the end of December. A smaller second rig has been contracted to begin drilling of the waste disposal well. Production from our development of this reservoir is projected to commence in the first quarter of 2007.

    The Company has approximately 2,400 acres in the Rodessa Prospect Area in Madison County on which we will drill as many as four wells over the next six to twelve months, depending on rig availability and reservoir information obtained in drilling the initial two wells. Crimson will have an approximate 68% working interest (approximate 51% net revenue interest) in these wells and will operate the drilling, completion, and production of each well. The Rodessa formation is a sour gas reservoir that has been a prolific producer in the area since May 2003. The Johnston #2 well offsets two wells which are producing approximately 15,000 mcf of natural gas per day into a capacity limited sour gas processing plant. The adjacent operator has also drilled two additional wells in the Rodessa that are shut-in and awaiting the current expansion of the gas plant to 70 Mmcfe per day. The plant expansion is projected to be completed in the first quarter of 2007 and coincides with expected initial production from Crimson's current activity. Plant processing capacity will be allocated based on proportionate deliverability from all wells producing sour gas from the Rodessa. All production rates from the Rodessa formation are gross production rates, prior to reduction for inert gases of approximately 30 percent.

    This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission ("SEC"). Such statements include those concerning Crimson's strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson's control. Statements regarding future capital expenditures and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year-ended December 31, 2005 for a further discussion of these risks.

    CONTACT: Crimson Exploration Inc., Houston
             E. Joseph Grady, 281-820-1919